P R E S S   R E L E A S E


                           Action as to Stock Options



         Irving,  Texas - December 5, 2000 -- Darling  International,  Inc. (DAR
         Amex) announced today (December 5, 2000) that on December 1, 2000 the holders of a total of 735,355 options to purchase shares of Darling common stock under the Darling 1994 Employee Stock Option Plan had surrendered such options. Darling has announced its intention, subject to shareholder approval at the 2001 Stockholders Annual Meeting, to grant such holders a number of new options in June 2001 equal to the surrendered options at 100% of the then fair market value of Darling's Common Stock.

         For further information contact John Muse, Chief Financial Officer of Darling, at 800.800.4841.